EXHIBIT 23.1

CONSENT OF INDEPENDENT VALUATION FIRM

We consent to the inclusion in Form 10-Q of 99¢ Only Stores for the quarter ended July 2, 2011 of references to our Valuation Report relating to the estimation of fair value of certain auction rate securities held by the Company as of April 2, 2011 and to references to our firm’s name therein.

/s/ Houlihan Capital Advisors, LLC
Chicago, Illinois
July 22, 2011